Exhibit 2.1

Amendment No. 1 to Letter of Intent on Equity Transfer

Party A: Harbin JinShangjing Technology Investment Co., Ltd. (Party A hereinafter)
Party B: Heilongjiang Zhongxian Information Co., Ltd. (Party B hereinafter)

Whereas, Party A and Party B entered into certain Letter of Intent (the “Original Letter of Intent”) dated July 10, 2011, pursuant to which, Party B and Party A being the sole equity owner of Shangzhi Yulong Cattle Co., Ltd., a Chinese company, intend to execute a definitive equity transfer agreement (the “Definitive Agreement”) providing for the acquisition by the Company of 100% of the equity interests of Shangzhi Yulong (the “Proposed Acquisition”) within the term of the Letter of Intent (which means, by October 8, 2011, 90 days after the July 10, 2011) (the “Original Expiration Date”).

Whereas, Party A and Party are in the process of forming the Definitive Agreement, and on the basis of equality and mutual benefit and in a friendly manner, the parities intend to enter into an amendment (the “Amendment”) to the Original Letter of Intent to extend the term of the Original Letter of Intent.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto agree as follows:

I.	Extension of Original Letter of Intent

1.	The term of the Original Letter of Intent shall be extended by 90 days following the Original Expiration Date.

2.	Except as otherwise expressly provided herein, the Original Letter of Intent, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects.

II.	Miscellaneous

1.	The Amendment shall come into effect from the date of signature and be sealed by both parties.

2.
This Amendment may be executed in two counterparts, either of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

3.	The parities shall engage in discussions for any matters unsolved herein.

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Party A: Harbin JinShangjing Technology Investment Co., Ltd.
Company’s Seal: Harbin JinShangjing Technology Investment Co., Ltd.
Authorized Representative/Legal Representative: /s/ Dong Wenxue
Date: September 26, 2011

Party B: Heilongjiang Zhongxian Information Co., Ltd.
Company’s Seal: Heilongjiang Zhongxian Information Co., Ltd
Authorized Representative/Legal Representative: /s/ Wang Youliang
Date: September 26, 2011